EXHIBIT 99.2




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Conference Call Speech Q1 2013

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for first quarter 2013.

Before commenting on the financials specifically, I'd like to speak about where we are in our major projects and what we expect for the next quarters.

Our sugar to aspartic acid plant, in Alberta, has been in operation over a year. We do not provide volume information or details of production. However, revenue generation is continuing, depreciation of the factory is included in our financials and the Taber production team is focused on steady increase in quantity, efficiency and quality. The goal of the Taber plant is to eventually supply most of the aspartic acid we require from local sustainable feed-stocks

The aspartic acid made in Taber combined with the aspartic acid we purchase from overseas suppliers is the primary raw material for the finished product made by our NanoChem subsidiary - Thermal Polyaspartic acid or TPA.

Sales of TPA from the NanoChem division now represent more than 90% of revenue and has become the main sales and profit driver of our company for the next several years. By backward integrating our business to control our raw material supply, Flexible Solutions can ensure that NanoChem's TPA is always competitive and we remain the leading supplier as the use of TPA increases.

TPA is used in agriculture to increase crop yield. The method of action is through limiting crystal embryo growth between positive and negative fertilizer ions in the soil. When embryonic crystals are prevented from transforming into a fully crystalline form by TPA, the fertilizer remains available at a lower energetic cost. Keeping fertilizer easily available to crops results in bigger yields with the same level of fertilization. Treating an acre of land costs a grower $20 or less and may result in $50 or more in extra yield - even with low price crops like winter wheat. High value crops such as potatoes have net returns to the grower measured in hundreds of dollars per acre.

In North America alone, the wholesale market is estimated at over $2 billion a year and most crops are able to use TPA profitably. This year there was a significant decrease in first quarter agriculture revenue, which we consider largely a result of the aftereffects of last season's drought. We believe that agriculture distributors have delayed orders this spring in response to last year's weather and the cold, wet start to this year's planting.

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TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. In some areas, including many Nordic countries and companies operating in the North Sea use of TPA is mandated as part of environmental regulation.

Q2 AND REST OF 2013

We are optimistic but cautious. Our products are best in their class and in the past we have attempted to forecast sales based on historical results. However, none of our customers are on long-term contracts and the worlds various economies are in continuous flux so we are not able to provide numerical growth predictions. It is simply too difficult to give accurate guidance at this time. We do have very early indications that Q2 may recoup most of the revenue decline experienced in Q1 and we continue to predict that full year 2013 revenue should be higher than full year 2012. We hope to succeed even during difficult times and will do our best to provide upside surprises.

2013 Swimming pool sales did increase compared to the same quarter of 2012. The oil sector is providing us with new opportunities to grow and, of course, when we get the Alberta plant to significant volume levels, profit margins will start to improve and new customers insistent on sustainable products may become available. We continue to caution that continuous high oil prices have increased aspartic acid prices. This increases our cost of goods substantially and affects margins until production gains at the Alberta plant can relieve the pressure. We do our best to increase prices to our customers but are not always able to do so immediately.

Highlights of the financial results:

Sales for the quarter decreased 13% to $4.5 million compared with $5.19 million for 2012. The result is a profit of $65 thousand or $0.00 per share in the 13 period, compared to a profit of $223 thousand or $0.02 per share, in 12.

Now that Alberta factory is operating, a biomass expense is no longer given in the news release. Instead, due to the generation of revenue from that facility, depreciation of the factory has begun. This results in a significantly higher depreciation expense in the financials.

Working capital is more than adequate. FSI's sales tend to be larger during the first half of the year, resulting in higher accounts receivable, lower cash and higher inventory. The Company's growth is supported by its, mostly untapped, $6.4 million line of credit with a Chicago based bank.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.


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For first quarter 2013, operating cash flow was $474 thousand, 4 cents per share compared to $1.12 million and 8 cents per share in 2012. We are pleased with these results but, the pressure on margins from raw material costs is evident in this metric too. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of May 15th.

Regarding our other product lines; Watersavr and pool products are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Swimming pool sales are back to pre-recession levels and we are planning for growth in the division through13. Watersavr sales are very difficult to predict because the prospects are nearly all government organizations. We are continuing our efforts in Turkey, Morocco, parts of East-Asia, Australia, Singapore and the US. The recently announced 31% water savings from a trial on Lake Sahara in Las Vegas done by the Southern Nevada Water Authority has stimulated dozens of inquiries from around the world with many of them from water stressed parts of the USA. Small sales are expected at intervals through the year.

The text of this speech will be available on our website by Friday May 17th and email or fax copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.